AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES JUNE NOT BE SOLD NOR JUNE OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR JUNE THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE JUNE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED JUNE BE OBTAINED.

OFFERING CIRCULAR

DATED: September 30, 2020

FLOWER TURBINES, INC.

240 Central Ave., 1J

Lawrence, NY 11559

www.flowerturbines.com

We are offering up to 200,000 shares of our Common Stock (the “Shares”), and up to 40,000 Bonus Shares on a best efforts basis.*

SEE “SECURITIES BEING OFFERED” AT PAGE 33

Common Stock	Price to Public	Underwriting Discount and Commissions ***	Proceeds to Issuer Before Expenses****
Price Per Share	$70.00**	$2.45	$67.55
StartEngine Investor Fee Per Share(3)	$2.45	--	--
Price Per Share Plus Investor Fee	$72.45	$2.45	$67.55
Total Maximum	$14,490,000_______	$490,000	$13,510,000

*	We are offering up to 200,000 Shares, plus up to 40,000 additional Shares eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see “Plan of Distribution.”

**	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”

***	We have engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. We will pay a cash commission of 3.5% to StartEngine Primary on sales of Shares. We will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to us. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution” for details of compensation payable to third parties in connection with the offering.

****	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription. This fee will be refunded in the event we do not raise any funds in this offering. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully-subscribed, investors would pay StartEngine Primary total processing fees of $490,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that we are permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer Before Expenses.

We expect that the amount of expenses of the offering that we will pay will be approximately $2,054,000.

We have engaged PrimeTrust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and may hold a series of closings on a rolling basis at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities will commence within approximately two (2) days following qualification.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. See “SUMMARY – Rights and Preferences of the Shares”.

In this offering circular (this “Offering Circular”), the terms “Company,” “us” and “we,” refer to Flower Turbines, Inc.

THIS OFFERING CIRCULAR JUNE CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in the Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We design, manufacture, and sell small vertical axis wind turbines, which, compared with current small wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic and blade design issues that plague many of our competitors’ wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from a few hundred watts to up to 5,000 watts. We also have a product line of charging stations, which include stationary poles, outdoor benches, and workstations, which can charge electric vehicles and other products such as mobile phones, which generate power through wind, solar, and grid energy. See “Our Business.”

The Offering

We are offering up to 200,000 Shares for $70.00 per share (plus $2.45 per share which each investor shall pay directly to StartEngine Primary as a commission on the first $700 in shares purchased by such investor), plus certain bonus Shares that may be issued to certain investors. Assuming all investors qualify for the maximum number of bonus shares, 40,000 shares would be issued in this offering. See “Plan of Distribution –Discounted Price for StartEngine OWNers.”

The minimum investment is $560 (8 Shares).

Rights and Preferences of the Shares

The holders of Shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of our Shares are entitled to share ratably in all assets that are legally available for distribution.

The holders of our Shares are entitled to one vote per share, however, the holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. The proxy is set out in Section 6 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part (the “Subscription Agreement”). There exists uncertainty as to whether a court would enforce the irrevocability of the proxy. In addition, the inability of the holders of Shares issued in this offering to vote their Shares, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.  See “Securities Being Offered – Voting Proxy” and “Risk Factors - Investors in our Shares will have to assign their voting rights.”

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy. In addition, under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy. See “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

As of September 1, 2020, Dr. Mark Daniel Farb, our sole officer and director, held voting shares constituting over 83% of our outstanding voting power. See “Risk Factors – Our chief executive officer and a director has voting control.”

RISK FACTORS

Investing in the Shares involves risk. In evaluating us and an investment in the Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this offering Circular. Each of these risk factors could materially adversely affect our business, operating results, or financial condition, as well as adversely affect the value of an investment in the Shares. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our chief executive officer, chief financial officer, secretary and sole director, Dr. Mark Daniel Farb. As we grow, we will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources, and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring, and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire, and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The success of our business is highly correlated to general economic conditions.

Demand for our products is highly correlated with general economic conditions, as a substantial portion of our revenue is derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions in the United States or in other countries in which we operate and may operate in the future may adversely impact our financial results. Because such declines in demand are difficult to predict, we or our industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products. Our ability to grow or maintain our business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment, and other factors. The inability to grow or maintain our business would adversely affect our business, financial conditions, and results of operations, and thereby an investment in our common stock.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products. In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization has since declared the outbreak to constitute a pandemic.

The ongoing COVID-19 pandemic and any preventative or protective actions that governmental authorities or we may take in response to the pandemic may have a material adverse effect on our business or the business of our customers, suppliers, or distribution channels, including additional business shutdowns, reduced operations, restrictions on shipping, reduced consumer demand, or the ability of our customers to make payments. In addition, preparing for and responding to the ongoing pandemic could divert management’s attention from our key strategic priorities, increase costs as we prioritize the health and safety of our employees, cause us to reduce, delay, alter, or abandon strategic initiatives that may otherwise increase our long-term value, and otherwise disrupt our business operations.  Also, while we believe the employee-safety measures we have implemented or others we may take in the future are temporary, they may continue until after the pandemic is contained and could amplify existing risks or introduce new risks that could adversely affect our business. Furthermore, these safety measures may not be successful in preventing the spread of the virus among our employees and we could face litigation or other claims related to unsafe working conditions, inadequate protection of our employees, or other similar or related claims. Any of these claims, even if without merit, could result in costly litigation or further divert management's attention and resources.

The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles and industry events, and the effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. The effect of COVID-19 may not be fully reflected in our results of operations until future periods, if at all. If the COVID-19 outbreak continues to spread, we may need to limit operations or implement limitations. There is a risk that other countries or regions may be less effective at containing COVID-19, or it may be more difficult to contain if the outbreak reaches a larger population or broader geography, in which case the risks described herein could be elevated significantly.

Developing new products and technologies entails significant risks and uncertainties.

The failure of our products to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

The growth of our business depends on our ability to finance new products.

We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in working capital. These costs may increase, resulting in greater fixed costs and operating expenses.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We compete with major international and domestic renewable energy companies, including, GE, Siemens, and Enercon. Some of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel, and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion, and sales of alternative energy products than we can. In addition, many of our competitors are developing and are currently producing products based on new solar energy technologies that may ultimately have costs similar to, or lower than, our projected costs.

If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

Our products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. There can be no assurance that we will not be required to recall any products in the future. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale. Any product defects or any other failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since our products are electricity-delivering devices and our turbines have fast moving blades, it is possible that users or services providers, could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, to the extent we hold applicable insurance coverage, could require us to make significant payments.

We could incur substantial costs to comply with environmental, health and safety (“EHS”) laws and regulations and to address violations of or liabilities under these requirements.

Our operations are subject to a variety of EHS laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, health, safety, pollution and protection of the environment and natural resources, including the use, handling, transportation and disposal of non-hazardous and hazardous materials and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil, product content, performance and packaging. We cannot guarantee that we have been, or will at all times be, in compliance with such laws and regulations. Changes in existing EHS laws and regulations, or their application, could cause us to incur additional or unexpected costs to achieve or maintain compliance. Failure to comply with these laws and regulations, obtain the necessary permits to operate our business, or comply with the terms and conditions of such permits may subject us to a variety of administrative, civil and criminal enforcement measures, including the imposition of civil and criminal sanctions, monetary fines and penalties, remedial obligations, and the issuance of compliance requirements limiting or preventing some or all of our operations. The assertion of claims relating to regulatory compliance, on or off site contamination, natural resource damage, the discovery of previously unknown environmental liabilities, the imposition of criminal or civil fines or penalties and/or other sanctions, or the obligation to undertake investigation, remediation or monitoring activities could result in potentially significant costs and expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on our business, financial condition or results of operations. Under certain circumstances, violation of such EHS laws and regulations could result in us being disqualified from eligibility to receive federal government contracts or subcontracts under the federal government’s debarment and suspension system.

We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of currently and formerly owned, leased or operated properties, or properties to which hazardous substances or wastes were sent by current or former operators at our current or former facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from hazardous substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or use our properties as collateral for financing. We also could be held liable under third-party claims for property damage, natural resource damage or personal injury and for penalties and other damages under such environmental laws and regulations, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to comply with regulatory requirements is critical to our future success, and there can be no guarantee that our businesses are in full compliance with all such requirements.

As a manufacturer and distributor of wind and other energy industry products we are subject to the requirements of federal, state, local, and foreign regulatory authorities. In addition, we are subject to several authorities setting industry standards. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted, our businesses could be adversely affected. We may not be able to obtain all regulatory approvals, licenses, and permits that may be required in the future, or any necessary modifications to existing regulatory approvals, licenses and permits, or maintain all required regulatory approvals, licenses and permits. There can be no guarantee that our businesses are fully compliant with such standards and requirements.

The U.S. wind energy industry is significantly impacted by tax and other economic incentives. A significant change in these incentives could significantly impact our results of operations and growth.

The U.S. wind energy industry is significantly impacted by federal tax incentives and state Renewable Portfolio Standards (“RPSs”). Despite recent reductions in the cost of wind energy, due to variability in wind quality and consistency, and other regional differences, wind energy may not be economically viable in certain parts of the country absent such incentives. These programs have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs.

One such federal government program, the production tax credit (“PTC”), provides economic incentives to the owners of wind energy facilities in the form of a tax credit. The PTC has been extended several times since its initial introduction in 1992. The FY16 Omnibus Appropriations Bill, passed on December 18, 2015, included a five-year extension and phase-down of the PTC, as well as providing the option to elect the ITC for wind energy projects. As a result, the PTC was extended at full value for projects commenced by the end of 2016, was reduced to 80% of full value for projects commenced in 2017, 60% for projects commenced in 2018, and 40% for projects commenced in 2019. As part of a year-end tax extenders bill in 2019, the PTC was extended for an additional year, allowing for a 60% credit for projects commenced before the end of 2020. Similarly, for the ITC election, projects that started construction in 2015 and 2016 are eligible for a full 30% ITC, and projects that start construction in 2017, 2018 and 2019 are eligible for an ITC of 24%, 18% and 12%, respectively. As before, the rules allow wind energy projects to qualify so long as construction is started before the end of the applicable period and is either completed within three years, or under continuous construction between the start date and completion. The PTC tax benefits are available for the first ten years of operation of a wind energy facility, and applies to significant redevelopment of existing wind energy facilities.

RPSs generally require or encourage state regulated electric utilities to supply a certain proportion of electricity from renewable energy sources or to devote a certain portion of their plant capacity to renewable energy generation. Typically, utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources. Under many state standards, these renewable energy credits can be unbundled from their associated energy and traded in a market system, allowing generators with insufficient credits to meet their applicable state mandate. These standards have spurred significant growth in the wind energy industry and a corresponding increase in the demand for our products. Currently, most states have RPSs in place and certain states have voluntary utility commitments to supply a specific percentage of their electricity from renewable sources. The enactment of RPSs in additional states or any changes to existing RPSs (including changes due to the failure to extend or renew the federal incentives described above), or the enactment of a federal RPS or imposition of other greenhouse gas regulations, may impact the demand for our products. We cannot assure that government support for renewable energy will continue. The elimination of, or reduction in, state or federal government policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance, and future development efforts.

Changes to trade regulation, quotas, duties or tariffs, and sanctions caused by changing U.S. and geopolitical policies, may impact our competitive position or adversely impact our margins.

New tariffs have resulted in increased prices, including with respect to certain steel products, and could adversely affect our consolidated results of operations, financial position, and cash flows. These tariffs, along with any additional tariffs or trade restrictions that may be implemented by the U.S. or other countries, could result in further increased prices and a decreased available supply of steel and other imported components and inputs. We may not be able to pass price increases on to our customers and may not be able to secure adequate alternative sources of steel on a timely basis.

Risks of borrowing and restrictions on our ability to borrow.

We currently have an outstanding loan in the amount of $56,135 and may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property. We own 5 patents issued by various jurisdictions, and license 7 patents from Dr. Farb, which cover various aspects of our technology. We also license from Dr. Farb various domain names and trademarks, and we hold various trade secrets related to the manufacturing and construction of our turbines. In addition, we plan to explore other opportunities to patent parts of our core technology; however, such patents may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. In addition, companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology in order to safeguard our competitive edge against competitors. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease deploying our products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including research and development, engineering, manufacturing, shipping, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. Any significant delays or other complications in maintaining our research and development partners, third party manufacturers, or manufacturing our products, including, but not limited to, complications associated with production or supply chain, or regulatory approvals, or any disruptions or failures to maintain our relationships, could materially damage our brand, business, prospects, financial condition, and operating results. There is currently a risk that the coronavirus outbreak in countries around the world may disrupt parts supply. We intend to mitigate this risk through inventory and supply chain management practices.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling, and distributing our products relative to their selling prices, our operating results, gross margins, business, and prospects could be materially and adversely impacted. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We do not own all of our intellectual property.

We have a royalty free license to use certain patents, trademarks, copyrights and other intellectual property rights from Dr. Farb, , all of them pursuant to a 20 year, royalty free, world-wide, exclusive license, and an assignment to Leviathan Energy Wind Lotus, Ltd.,, . Therefore, our investors will not receive any benefits associated with the ownership of such intellectual property rights. Although our license has a term of 20 years, if we were to default under the license agreement and lose our ability to use these patents, trademarks and other intellectual property, it would have a material adverse impact on our business, financial condition, operating results and prospects, and you could lose your investment.

Risks Related to the Offering of our Shares.

This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering Shares in the amount of up to $14,000,000 in this offering (plus a processing fee of $2.45 per share which each investor shall pay directly to StartEngine Primary), but may sell much less. The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in the Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

We are offering a discount on our stock price to some investors in this offering.

Investors in this offering who invest more than $1,000 are entitled to a discount to the share price in this offering; see “Plan of Distribution.” Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the company.

Because no public trading market for the Shares currently exists, it will be difficult for you to sell the Shares and, if you are able to sell the Shares, you may have to sell them at a substantial discount to the price you paid for the Shares.

There is no public market for the Shares. Until the Shares are listed on an exchange, if ever, you may not sell your Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Shares promptly or at all. If you can sell your Shares, you may have to sell them at a substantial discount to the price you paid for the Shares.

Investors in our Shares will have to assign their voting rights.

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, which may never occur. The inability of the holders of Shares issued in this offering to vote their Shares, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Our Subscription Agreement limits the liability of the proxy.

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy.

Our Subscription Agreement provides the proxy with certain indemnification rights against the investors

Under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is the opinion of the Securities and Exchange Commission, that such indemnification is against public policy and is therefore unenforceable, and it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy.

Our sole executive officer and director has voting control.

As of the date of this Offering Circular, Dr. Mark Daniel Farb our sole executive officer and director, holds over 83% of our Shares, and therefore, controls our voting power. As a result, Dr. Farb is able to control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The Subscription Agreement includes an exclusive venue provision.

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of New York. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims, as investors may be compelled to travel to New York to prosecute or defend any claims involving us.

By purchasing shares in this offering, an investor agrees to waive certain inspection rights set forth in Section 220 of the General Corporation Law of Delaware, which limits such investor’s ability to obtain certain corporate information from us.

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Pursuant to our subscription agreement, by purchasing shares in this offering, investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an investor from evaluating our business or such investor’s investment in our securities.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Risks related to payment for Shares using a credit card.

As outlined in the Investor Alert published by the Securities & Exchange Commission on February 14, 2018, which can be viewed at https://www.sec.gov/oiea/investor-alerts-and-bulletins/ia_riskycombination, there are risks related to using a credit card to invest in securities, including, but not limited to, the risk that high interest rates and credit card processing fees may significantly reduce the return you receive on your investment or may cause you to lose more money than you invested, and the risk that you  are unable make your credit card’s minimum payments, which may result in your incurrence of additional credit card fees and risk damage to your credit score.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject us to regulatory actions in such foreign jurisdictions.

DILUTION

Dilution means a reduction in value, control, or earnings of the Shares an investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their Shares with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to our insiders than just including such transactions for the last 12 months, which is what the Commission requires.

	Dates Issued	Issued Shares	Effecitve Cash Price Per Share
Common Stock (Founders)	2019	750,000	$0.00001
Common Stock (Regulation CF)	2019	107,536	$9.9458	(1)
Common Stock (Regulation CF)	2020	20,618	$30.0000	(2)
Total Common Share Equivalents		878,154
Investors in this Offeirng, assuming $14,000,000 raised		240,000	$58.3333	(3)
Total after including of this offering		1,118,154

(1)  Includes 278 bonus shares issued to certain investors.

(2)  Includes __________ bonus shares issued to certain investors.

(3)  Assumes this offering is fully-subscribed, with 80% of the shares being newly issued Class B Shares, plus up to a maximum of 20% Bonus Shares.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors mostly occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In May 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

·	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·	In May 2020, the company has run into serious problems and, in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of our capital stock or expecting each Share to hold a certain amount of value, it’s important to realize how the value of the Shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

We are offering a maximum of 200,000 Shares on a “best efforts” basis, plus any Bonus Shares that may be issued to certain investors. Assuming all investors qualify for the maximum number of Bonus Shares, 40,000 additional Bonus Shares would be issued in this offering, which would cause immediate dilution to your investment. We have engaged StartEngine Primary, LLC (“StartEngine Primary”) as our placement agent to assist in the placement of our securities in those states in which it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

	Per Share	Total
Public offering price	$70.00	$14,000,000

Placement Agent commissions	$2.45	$490,000

StartEngine Processing Fee	$2.45	$490,000

Proceeds, before expenses	$65.10	$13,510,000

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create our campaign page,
•	provide us with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between us and investors, which may be used at our option and
•	coordinate money transfers to us.

In addition to the commission described above, we will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of our offering. Any portion of this amount not expended and accounted for will be returned to us. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by us to StartEngine Primary will be approximately $490,000.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities, equivalent to $2.45 per share. This fee will be refunded in the event we do not raise any funds in this offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and we will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this offering are eligible to receive additional shares of Common Stock (effectively a discount) for their shares purchased (“Bonus Shares”) equal to 10%, 15% or 20% of the shares they purchase, depending upon the investment level of such investors, up to a maximum of 40,000 Bonus Shares. See “—Perks” below. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. Investors in the highest bracket of these Bonus Shares will pay an effective price of approximately $58.33 per share before the StartEngine processing fee, a discount of 16.67%. The StartEngine processing fee will be assessed on the full share price of $70.00, and not the effective, post bonus, price. The company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the company receives.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase Shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. We estimate that processing fees for credit card subscriptions will be approximately 3.5% of total funds invested per transaction, although credit card processing fees may fluctuate. We intend to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. We estimate that approximately 70% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to us for our use.

The minimum investment in this offering is 8 Shares, or $560, plus the StartEngine processing fee of 3.5%.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

We have entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in us, recommend our securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

In the event that we terminate the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to us. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to us.

StartEngine Secure, LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

In the event that it takes some time for us to raise funds in this offering, we will rely on income from sales, funds raised in any offerings from accredited investors.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.”

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to us.

Investor Perks

To encourage participation in this offering, Bonus Shares are available for investments of $1,000 or more. We are of the opinion that Bonus Shares do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk:

Investment Amount	Rewards
$1,000 - $2,499	• 10% Bonus Shares
$2,500 - $4,999	• 15% Bonus Shares
$5,000+	• 20% Bonus Shares

Provisions of Note in Our Subscription Agreement

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The Subscription Agreement includes an exclusive venue provision.”

Voting Proxy

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer, that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. See “Summary – Rights and Preferences of the Shares,” “Risk Factors - Investors in our Shares will have to assign their voting rights,” and “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

Inspection Rights

The subscription agreement provides a waiver for inspection rights granted under Delaware law. Delaware law specifies that stockholders have the right to inspect and to make copies and extracts from, our stock ledger, a list of our stockholders, and our other books and records, and the books and records of our subsidiaries, if any.  Delaware law specifies the circumstances and manner that these rights can be exercised, including requiring that the stockholder must provide under oath a proper purpose for the exercises of these rights.

USE OF PROCEEDS

We estimate that, at a per share price of $70.00, the net proceeds from the sale of the 200,000 Shares in this offering will be approximately $11,946,000, after deducting the estimated offering expenses of approximately $2,054,000 (including, payment to StartEngine and other offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. There is no guarantee that we will be successful in selling any of the Shares we are offering.

	25%	50%	75%	100%
Shares Sold in this Offering	50,000	100,000	150,000	200,000
Gross proceeds	3,500,000	7,000,000	10,500,000	14,000,000
Offering expenses	759,625	1,245,250	1,730,875	2,216,500
Net proceeds to the company	2,740,375	5,754,750	8,769,125	11,783,500

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Public Relations	274,038	575,475	876,913	1,178,350
Patents and Intellectual Property	137,019	287,738	438,456	589,175
Certifications	274,038	575,475	876,913	1,178,350
Engineering, R&D, Manufacturing	822,113	1,726,425	2,630,738	3,535,050
Marketing	137,019	287,738	438,456	589,175
General & Administrative	1,096,150	2,301,900	3,507,650	4,713,400
TOTAL	2,740,375	5,754,750	8,769,125	11,783,500

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of this offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Introduction

We design, manufacture, and sell small vertical axis wind turbines, which compared with current small wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic blade design issues that plague many of our competitors’ wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from a few hundred watts to up to 5,000 watts.

In January 2020, we extended our business into the electric mobility vertical through our acquisition of a product line of charging stations, which include stationary poles, outdoor benches and workstations, which can charge electric bicycles and scooters and other products such as mobile phones through wind, solar, and grid energy. We intend to outfit some of these charging stations with our wind turbines.

The Current Problem

Producing clean energy in or near cities is challenging. Solar energy can be inefficient and expensive in areas without a good solar resource. As a result of the size, weight, vibrational and noise output, and aesthetic appearance of most current wind energy producing devices on the market, their installation and operation in urban and suburban settings, including parking lots and on building rooftops, is impractical or prohibited by zoning laws. In addition, in largely populated areas, the high-speed rotation of windmill blades poses safety and environmental concerns for both humans and wildlife.

Our Solution

We have designed small and efficient wind turbines that overcome many of these barriers, making the operation, production, and use of wind energy in urban and suburban settings viable. Our turbines offer the following advantages over many of the competing products on the market:

•	Small design
•	Significantly higher efficiency
•	Ability to cluster to reduce cost per unit installation through efficiencies of scale and obtain more energy per square meter
•	Low starting speed
•	Different sizes for different environments and spaces
•	Lower noise and vibration
•	Lower maintenance due to lower vibration
•	Beautiful and kinetic tulip design
•	Significantly lower rotational speed making them safer for humans and animals

The turbines come in different sizes. The red and white turbines in the illustration are a total of 3 meters high.

The turbines are also available in heights of 1 and 6 meters.

Our Technology

The efficiency and size of our turbines primarily results from aerodynamic science that increases the efficiency of vertical axis drag-type turbines. Our designs and technology, are the subject of various US and international patents, cover the following art:

•	Through segmenting parts of the blade’s trailing edge according to a specific formula, our design reduces aerodynamic interference on the trailing edge of the turbine after the wind strikes the blade, resulting in an increase in efficiency.

•	Through our tapered design of different degrees of cupping at different heights, which is different from the typical semicircular cup turbine, wind can enter the cups at more angles, making it easier for the turbine to begin spinning from many different wind directions.

•	Our drag vertical axis design has a cluster effect, whereby one turbine creates a wind tunnel at a specific distance from the blades that increases the velocity of the wind entering the adjacent turbine if placed within that stream, which, according to preliminary tests, increases power output by 20-50% when two turbines are properly positioned.

•	Fluid dynamics in our designs combines internal air space, blade overlap, blade extension, blade diameter, and tip speed ratios, in a manner that we believe makes our turbines more efficient than other small wind turbines on the market.

•	Our patent pending process for adding an aerodynamic spoiler to rooftops on which our wind turbines are installed ameliorates the problem of the building’s vertical surface which has the effect of scattering the wind force.

In addition, our turbines can reduce transmission cost, through balancing the energy grid load at times when solar systems are not generating power, thereby decreasing the operational cost while increasing power production.

Our Products

Wind & Sun Charging (Type ZW)

This model is a stand-alone charging station that produces its own electricity with the help of a solar panel and a small version (1 meter) of our Flower Turbine. The energy is then stored within the unit, ready to charge your bicycle, scooter, or mobility scooter. This model is equipped with two power sockets that provide one hour of electricity for each user. Due to its height (4.15 meters) and design, it is very easy to find.

Charging pole (SL)

Thanks to its sturdy design, the charging pole is ideal for cities. The standard version comes with 2 child-proof and water-proof power sockets. Because it is connected to the grid, it is very simple to use; just plug in and charge. This model is also available with 4 power sockets and USB ports to charge all your devices while you are on the move.

Wall and drive-in Charging (Type WL)

This simple and discrete model comes with 3 charging sockets and can be placed on the wall or integrated into a bicycle rack. These models are ideal for companies and clubs that want to facilitate the mobility of their customers and employees.

Charging Bench

This solid bench is ideal for public spaces. It is a stand-alone charging station integrated with a semi-transparent solar panel and 4 charging points that can fit 2 USB ports each, suitable for any electronic device.

Sun Charging (Type Z)

The small brother of the ZW model is a great alternative for those who want a simpler version and have lower energy requirements. This is a stand-alone charging station, meaning that it does not need to be connected to the grid. The energy is produced by a solar panel and then stored within the unit, available at the push of a button.

Research and Development

We have been through several cycles of research and development, including computer simulation, patent development, and engineering. Our research and development activities are conducted in the US, Israel, and the Netherlands, both internally and with the assistance of high-level external engineers, an academic institution, and engineering agencies to assure our products comply with applicable regulations.

Production

We have outsourced the manufacturing and assembly of our products to various manufacturers located in the Netherlands and are currently exploring alternative manufacturing and assembly options in the US. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from a few hundred watts to up to 5,000 watts. The blades for each size are constructed from molds for composite materials. We have also commenced manufacturing our charging stations.

The Market

The global Small Wind Turbines market size is expected to gain market growth in the forecast period of 2020 to 2025, with a CAGR of 17.4% in the forecast period of 2020 to 2025 and is expected to reach USD $316.7 million by 2025, from USD $166.6 million in 2019. Flower Turbines is clearly in a high growth market and has the opportunity to increase the size of that market and its growth rate by specifically targeting the underserved markets of location close to people and close to or on buildings because of the combination of quiet and efficiency. Small wind turbines comprise a wide range of wind turbines ranging from micro turbines, to residential turbines and mini turbines. The wind turbines used in these end use applications have power ratings ranging from a few watts to 1,000 watts. Small wind turbines include wind turbines up to 15 meters in diameter. Although vertical axis wind turbines have witnessed rapid growth in the global small wind power market, most of the small wind turbines currently on the market, are conventional horizontal axis wind turbines.

The market for renewable energy is rapidly growing. Small turbines are projected to hit a compound annual growth rate of almost 10% over the next five years, and annual revenue from the small turbine sector is projected to reach $400M in 2024, growing 42.5% in just five years. Bloomberg predicts (https://www.renewableenergyworld.com/2019/06/20/bloomberg-predicts-wind-and-solar-will-power-half-the-world-and-bag-9-trillion-investment/) that wind and solar will power half the world's grid by 2050 and receive $9 trillion of investment.

The charging station market depends on sales of electric bicycles and scooters. A recent report from Deloitte estimates that 300 million electric bikes will be on the world's roads by 2023, which is 50% more than today.  See https://www2.deloitte.com/content/dam/insights/us/articles/722835_tmt-predictions-2020/DI_TMT-Prediction-2020.pdf.

Wind is very available in many parts of the world. We advocate using a combination of both wind and solar in order to provide better coverage over 24 hours. In areas such as Texas where wind is more frequent at night, the proportion of solar to wind might be higher for a particular building. The following is a conceptual illustration of how solar and wind could work together:

Competition

We compete with other manufacturers of wind turbines, and other alternative energy providers such as solar technology. We believe that our turbines provide more than economic value for the customers—something that was often missing with other small turbines. See “Risk Factors - We face intense competition, and many of our competitors have substantially greater resources than we do.”

Marketing and Sales

We intend to continue to build an in-house sales team to sell our turbines and charging stations directly and are seeking partnerships with resellers. We are exploring developing a leasing program similar to those commonly used in the solar industry.

We intend to focus marketing our wind turbines in selected markets in the United States and abroad characterized by high winds and high electricity prices, such as the east and west coasts of the United States, the Midwest, Hawaii and the North Sea and Baltic Sea adjacent countries in Europe. We intend to focus marketing our power stations in flat areas of Europe, such as the Netherlands, Belgium, Germany, and Denmark, and in other cities worldwide.

Employees

We currently have one full-time and three part-time employees in the United States. We expect the part-time employee to become a full-time employee as the market develops. We expect that an engineer in the US currently working for us through a consulting firm will join as a full time employee once we receive more funding. Flower Turbines B.V., our Netherlands subsidiary, has one full-time employees and five part-time employees. We also use various independent contractors for engineering, project management, marketing, sales and administrative services.

Government Regulation

We are subject to various federal, state, and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as health and safety codes, environmental laws and zoning laws. See “Risk Factors – We are exposed to regulatory risks.”

Occupational Safety and Health Administration

Our operations are subject to regulation of health and safety matters by the U.S. Occupational Safety and Health Administration.  We believe that we take appropriate precautions to protect our employees and third parties from workplace injuries and harmful exposure to materials handled and managed at our facilities.  However, claims asserted in the future against the Company for work-related injury or illnesses could increase our costs.

Environmental

Our operations are subject to numerous federal, state and local environmental laws and regulations. Although it is our objective to maintain compliance with these laws and regulations, it may not be possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that we may undertake in the future.

Certifications

There is a possibility that certain tax credits depend on having third party certification of the turbines’ power curve over a 6-month period by certain accredited organizations. We are tentatively planning to seek such certification. The inverter, which allows the electricity to be synchronized with the grid, usually requires UL certification for on-grid uses. Off the shelf products with UL certification are available.

Certain countries offer benefits for certification of turbines. An independent body measures the turbine’s output at different wind speeds for 6 months and creates a power curve of wind speed versus power output. While there are significant expenses in obtaining such certifications, the benefits include access to government subsidies or tax deductions for the turbines. These regulations can change every year.

Intellectual Property

We hold or license an aggregate of 23 patents and patent applications issued by various jurisdictions, fourteen of which are issued patents. We also own or license various domain names and trademarks, which include “Flower Turbines”, “Flower Power”, “Tulip Power,” “Wind Tulip” and “Charge To Go”. We also hold various trade secrets related to the manufacturing and construction of our turbines. See “Risk Factors - Our intellectual property could be unenforceable or ineffective.”

Property

We lease approximately 2,350 square feet of office and warehouse space at RDM, Scheepsbouwweg 8, C4, Innovation Dock, 3089JW Rotterdam, Netherlands, in exchange for $1,039 per month. We also lease a 625 square foot office space in Lawrence, New York for $788 per month. The lease term commenced November 1, 2019 and expires on October 31, 2020.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our predecessor-in-interest, Flower Turbines, LLC, was formed as a New York limited liability company on September 15, 2013, and converted into Flower Turbines, Inc., a Delaware corporation, on December 27, 2019. Our headquarters are in Lawrence, New York. We develop and manufacture wind turbines.

On March 27, 2019, we formed Flower Turbines B.V., a Netherlands company, to sell, install, and develop sustainable energy solutions in the European Union. In January 2020, we extended our business into the electric mobility vertical through Flower Turbines B.V.’s acquisition of a product line of charging stations, which include stationary poles, outdoor benches, and workstations, which can charge electric vehicles and other products such as mobile phones. The charging stations generate power through wind, solar, and grid energy. We intend to outfit these charging stations with our wind turbines.

Results of Operation

Flower Turbines Inc. has not yet generated any revenue.

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

Operating Expenses

For the fiscal year ending December 31, 2019, our total operating expenses were $545,547, consisting of $23,229 for research and development expenses, $118,530 for sales and marketing expenses, and $403,788 for general and administrative costs   For the fiscal year ending December 31, 2018, our operating expenses were $133,583, consisting of $0 for research and development expenses, $57,662 for sales and marketing expenses, and $75,921 for general and administrative costs.

Loss from Operations

For the fiscal year ending December 31, 2019 we had an operating loss of $545,547, compared to an operating loss of $133,583 for the fiscal year ending December 31, 2018.

Other Income/Expenses

For the fiscal year ending December 31, 2019, we had total other income and expenses of $15,390 consisting of interest expenses of $1,523 and a $16,913 gain on the sale of shares of Flower Turbines B.V. For the fiscal year ending December 31, 2018, our other income and expenses were $0.

Net Loss

For the fiscal year ending December 31, 2019 we had a net loss of $530,157, compared to a net loss of $133,583, for the fiscal year ending December 31, 2018. The increase in net loss during 2019, is primarily a result of increased operating expenses during 2019.

Liquidity and Capital Resources

Since our inception, we have raised over $1,100,000 through various securities offerings, which we have used for operations, including, $1,069,534 from a Regulation CF Campaign we closed in December 2019. As of December 31, 2019, we had $266,596 in cash, compared to $74,464 as of December 31, 2018.  The increase in cash is primarily as a result of the funds received from our Regulation CF financings.

As of December 31, 2019, we had total liabilities in the amount of $94,252, compared to $10,346 in total liabilities as of December 31, 2018.  The increase in total liabilities, primarily resulted from an increase in our accounts payables and the Note payable from the incurrence of $56,135 in debt pursuant to our loan with Rabo Bank, and accounts payable resulting from operating our business.

As of September 1, 2020, and excluding the proceeds of this offering and our concurrent Regulation CF offering, we have sufficient operating capital for approximately.

We will incur significant additional costs in commercializing our products, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from this Offering. We may also engage in additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern

Debt

On November 4, 2019, Flower Turbines B.V., our subsidiary, entered into an unsecured loan agreement with Rabobank, pursuant to which two installments were advanced having in the aggregate principal amount of $56,135, and which mature in 84 months. This first advance was in the amount of $28,068, bears interest at 7.5% per annum, and requires monthly interest payments for 84 months with a final balloon payment on the maturity date. The second advance was in the amount of $28,067, bears interest at 7.5% per annum, requires interest only payments for the first 24 months, principal and interest payments of $468 for the next 60 months, with a final balloon payment on maturity date. Interest expenses for these loans totaled $677 for the year ending December 31, 2019, and the total unpaid principal balances on the loans were $56,135 as of December 31, 2019.

Plan of Operations

Throughout 2020, we intend to concentrate on the industrialization and commercialization of our wind turbines and charging stations and to actualize first projects of the latest models.

The table below outlines significant goals for the next 12 months. We anticipate this will take $5 million in addition to our existing cash to complete.

Estimated Start Date	Task	Estimated Cost
Q4 2020	Production of one, three, and six-meter high wind turbines (year-long commitment)	$500,000
	Commence certification testing	$500,000
	Develop and staff central office in US.	$1,000,000
	Expand sales team in EU and attend marketing events	$250,000
	Initiate model projects in US	$250,000
	Expand patent portfolio and filings	$250,000
Q1 2021	Expand manufacturing activities into US.	$500,000
	Hire business development manager in US	$250,000
Q2 2021	Develop website and support team for e-commerce marketing and web sales	$250,000
	Hire international Business Development Manager (outside US and EU) to supervise nation by nation sales development	$250,000
Q3 2021	Develop warehousing and logistics operations in US	$500,000

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

DIRECTORS, EXECUTIVE OFFICERS, AND ADVISORS

Directors and Executive Officers

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Dr. Mark Daniel Farb	Chief Executive Office, Chief Financial Officer, Secretary & Director	65	December 2019 – Present	Full Time
Roy Osinga	Regional Director EU	55	March 2019 – Present	Full Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Dr. Mark Daniel Farb, has served as our chief executive officer, chief financial officer, secretary and sole director, since our inception in December 2019. Prior thereto, Dr. Farb served as the Manager of our predecessor-in-interest, Flower Turbines LLC, since its founding in September 2014. In 2006, Dr. Farb founded Leviathan Energy, a group of renewable energy companies in Israel and the U.S. and has been serving as its sole officer and director since its founding. Both Leviathan Energy Hydroelectric and Leviathan Energy Wind Lotus, a predecessor of Flower Turbines, won the prestigious Eurogia label for their work. A strong believer in the importance of ecology and an avid hiker, Dr. Farb is a thought leader in the area of renewable energy. He has filed over 35 patents, written over 100 books, and his small wind invention, the Wind Tulip, a predecessor of our existing products, was featured at Bloomfield Science Museum in Jerusalem as one of Israel’s top 45 technologies in 2011. Flower Turbines Inc. was chosen by Pepperdine University Business School as among 30 finalists for the Most Fundable US Companies for 2020 out of 4500 companies researched.

Roy Osinga, has served as the Regional Director for our European subsidiary, Flower Turbines B.V., since March 2019. Between October 2017 and December 2019, he served as the Regional Director EU for Flower Turbines, BV, our predecessor entity, through his role as a Business Development Strategist for Eclips Interim Management & Consultancy. Since then, he has been fully employed by Flower Turbines BV. Between January 2011 and January 2017, Mr. Osinga served as the Managing Director for the ECDL Foundation, known as ICDL worldwide, and since 2018, he has served as the liaison with the PortXL Netherlands B.V., startup accelerator program, an accelerator program for companies supplying relevant technology for the maritime sector. A graduate in Business Economics from Erasmus University Business School, Mr. Osinga is experienced at bringing companies to market and has broad international experience.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2019:

Name	Capacities in which compensation received	Cash Compensation		Other Compensation (1)	Total Compensation
Mark Daniel Farb 240 Central Ave., 1J Lawrence, NY 11559	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$50,000		$0	$50,000
Roy Osinga Marconistraat 16, 12th Fl. 3029 AK Rotterdam, Netherlands	Regional Director EU	$58,121	(1)	$0	$58,120

(1)	Paid in Euros to Eclipse, an entity owned by Mr. Osinga’s wife.

The directors do not receive any compensation for their service as directors.

Flower Turbines B.V. is a party to an Employment Agreement with Mr. Osinga. The employment agreement has a term of one year, which commenced January 1, 2020, and provides for a monthly base salary of €6,000. We also agreed that Mr. Osinga shall receive a commission equal to 5% of the total revenue generated in Europe, above €150,000. We also agreed that if we generate €500,000 or more in revenue in Europe during 2020, we shall issue Mr. Osinga an additional number of shares of Flower Turbines B.V. equal to 3% of the outstanding share capital. The employment agreement for Mr. Osinga appears as an Exhibit to the Offering Statement of which this Offering Circular forms a part.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Common Stock (which are our only voting securities) as of September 1, 2020, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Dr. Mark Daniel Farb 240 Central Ave., 1J Lawrence, NY 11559	732,100	0	83%
Common Stock	All directors and officers as a group (2 person)		0

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We paid Dr. Farb $50,000 for consulting services for the year ended December 31, 2019. In addition, during 2019, we advanced $2,171 to Dr. Farb for housing expenses in Rotterdam. The advance bears no interest and has no maturity date.

On February 19, 2019, Flower Turbines B.V., our wholly owned subsidiary, and Dr. Farb, entered into a Participation Agreement with PortXL Netherlands, B.V., pursuant to which Flower Turbines B.V., was admitted to a startup accelerator program operated by PortXL. Pursuant to the agreement, Flower Turbines, B.V., agreed that Dr. Farb, and no less than one other designee of Flower Turbines, B.V., would actively participate in the accelerator program for a minimum of three (3) months.

In connection therewith, on May 1, 2019, we and Flower Turbines B.V., entered into a Shareholders Agreement with Dr. Farb, Roy Osinga and PortXL, pursuant to which (1) we agreed to issue PortXL, eight percent (8%) of the capital stock of Flower Turbines, B.V., in exchange for €15,000 in cash and 85,000 in services. In addition, Dr. Farb and Flower Turbines LLC, granted Flower Turbines B.V., a royalty free, irrevocable, unconditional, exclusive and perpetual license to use, in connection with the sale, installation and development of sustainable energy solutions in France, Belgium, Netherlands, Germany, and Denmark, any intellectual property previously or thereafter developed by Dr. Farb or Flower Turbines LLC. Flower Turbines, B.V., also granted PortXL certain anti-dilution rights in connection with the issuance of additional shares of Flower Turbines B.V.’s capital stock at a pre-money valuation of less than €4,000,000. The agreement also includes a drag along right and tag along right, and the right of Flower Turbines, B.V., to repurchase the capital stock issued to PortXL, in exchange for €320,000. On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, of which €33,750 was paid prior to the closing, and the remaining balance of €11,250 shall be paid January 1, 2021.

Upon formation of Flower Turbines, B.V., Roy Osinga, our Regional Director EU, was issued 4% of the capital stock of Flower Turbines B.V. In addition, pursuant to his employment agreement with us, Mr. Osinga has the right to acquire an additional 3% of the outstanding shares of Flower Turbines, B.V., if it generates at least €500,000 in revenue in Europe during 2020.

In January 2020, Leviathan Energy Wind Lotus, Ltd., an Israeli company, wholly owned and controlled by Dr. Farb, assigned certain patents to us in exchange for $1.00.

In January 2020, Dr. Farb granted us an exclusive, worldwide, royalty free license to use and commercialize various patents, trademarks, copyrights, and domain names related to our business. The term of the license is 20 years. The license agreement appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part.

In exchange for six (6) loans we made to Flower Turbines B.V., between September 2019 and May 2020, Flower Turbines B.V. issued us six Promissory Notes in the aggregate principal amount of $191,850. Each of the Notes accrues interest at a rate of 5% per annum and are due and payable on the earlier of 5 years and the date Flower Turbines B.V. has sufficient capital to repay the loans. Interest only payments are due on each Note on December 31st of each year. In March 2020, Flower Turbines B.V., paid us $10,866 on the initial note.

On February 12, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to transfer to Flower Turbines B.V., our intellectual property related specifically to the European Union, including, but not limited to, patents, trademarks and domain names. Flower Turbines B.V. agreed to pay all costs incurred with respect to such intellectual property. Both parties also agreed that each shall have a royalty free right to use each other’s intellectual property. We also agreed to share certain costs and expenses related to the development of intellectual property in the future.

On April 20, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to sell to Flower Turbines B.V., any of our products or components it desires to purchase in exchange for our manufacturing costs plus 7.5%. In addition, Flower Turbines B.V. agreed to sell us any of our products or components it desires to purchase in exchange for its manufacturing costs plus 7.5%. The agreement also provides that Flower Turbines B.V. shall have the exclusive right to sell its products and our products within the European Union, unless otherwise approved by us, and that we have the exclusive right to sell Flower Turbines B.V.’s products anywhere in the world outside of the European Union.

SECURITIES BEING OFFERED

In this offering, we are offering shares of common stock to investors.

Our authorized capital stock consists of 2,500,000 shares of common stock (the “Shares”), $0.0001 par value per share. As of September 1, 2020, we had 878,154 shares of common stock outstanding.

The rights of investors in the Shares are governed by our Certificate of Incorporation and the Subscription Agreement, and are described below.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding shares, to increase the number of authorized shares, and there is no limit on the number of shares that may be authorized and issued. The Board of Directors, with the approval of the holders of our Shares, by a majority vote, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Shares.

Dividends

The holders of our Shares will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of our Shares are entitled to share ratably in all assets that are legally available for distribution, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Voting Rights

The holders of our Shares are entitled to one vote per share, however, the holders of Shares issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their Shares until the occurrence of events specified in the proxy. See “Voting Proxy”.

Inspection Rights.

The holders of Shares issued in this offering, to the fullest extent permitted by applicable law, have no right to inspect or make copies of our stock ledger, receive a list of stockholders, or our other books and records.

Other Rights

The holders of our Shares have no preemptive, subscription, redemption or conversion rights.

Voting Proxy

Pursuant to the Subscription Agreement, the holders of Shares issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their Shares until the occurrence of events specified in the proxy, which include our initial public offering, our acquisition by another entity or a liquidation event, none of which may never happen. Such events include (a) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Shares or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Shares, (b) a transaction or series of related transactions in which Shares representing more than 50% of our outstanding voting power are acquired from our stockholders, (c) an acquisition by another entity, in which the holders of our voting securities outstanding immediately prior to such transaction, do not retain at least a majority of the total voting power represented by our outstanding voting securities or the voting securities of the other surviving or resulting entity, after such transaction, (d) a sale, exclusive license, transfer, lease or other disposition of all or substantially all of our assets, or (e) our liquidation, dissolution or winding up.

The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the Shares. The proxy will also survive transfers of the Shares and shall be binding on any transferee. The proxy is granted to the person holding the title of chief executive officer, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. The chief executive officer, in his sole discretion, may assign the voting proxy to any of our future officers. The proxy is set out in Section 5 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part. See “Summary – Rights and Preferences of the Shares,” “Risk Factors - Investors in our Shares will have to assign their voting rights,” and “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The Subscription Agreement includes an exclusive venue provision.”

Flower Turbines, Inc.

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor's Report

December 31, 2019 and 2018

Flower Turbines, Inc.

Members of: WSCPA AICPA PCPS 802 N. Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com	INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Flower Turbines, Inc.

We have audited the accompanying consolidated financial statements of Flower Trubines, Inc., which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flower Turbines, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 3 of the financial statements, the Company has not yet generated revenue or profits and has accumulated deficits. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Spokane, Washington

September 9, 2020

FLOWER TURBINES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2019 and 2018

	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$266,596	$74,764
Prepaid expenses	21,827	780
Offering costs	-	19,487
Other assets	2,694	-
Due from officer - related party	2,171	-
Funds held in escrow	90,939	18,247
Total Current Assets	384,227	113,278

Non-Current Assets:
Property and equipment, net	2,154	-
Total Non-Current Assets	2,154	-

TOTAL ASSETS	$386,381	$113,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$29,945	$10,346
Deferred revenue	6,447	-
Accrued expenses	1,725	-
Total Current Liabilities	38,117	10,346
Long-Term Liabilities:
Notes payable	56,135	-
Total Long-Term Liabilities	56,135	-

Total Liabilities	94,252	10,346

Members' Equity: 1,000,000 membership units authorized, 0 and 773,286 membership units issued and outstanding, as of December 31, 2019 and 2018, respectively.	-	102,932

Stockholders' Equity:
Common stock, $0.0001 par, 2,500,000 shares authorized, 857,536 and 0 shares issued and outstanding as of December 31, 2019 and 2018, respectively.	86	-
Additional paid-in capital	1,553,604	-
Accumulated deficit	(1,253,255)	-
Accumulated other comprehensive loss	(922)	-
Stockholders' equity before noncontrolling interest	299,513	-
Equity attributable to noncontrolling interest	(7,384)	-
Total Stockholders' Equity	292,129	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$386,381	$113,278

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

For the years ended December 31, 2019 and 2018

	2019	2018
Net revenues	$-	$-
Cost of net revenues	-	-
Gross profit	-	-

Operating Expenses:
General & administrative	403,788	75,921
Sales & marketing	118,530	57,662
Research and development	23,229	-
Total Operating Expenses	545,547	133,583

Loss from operations	(545,547)	(133,583)

Other Income/(Expense):
Interest expense	(1,523)	-
Gain on sale of interest in subsidiary	16,913	-
Total Other Income/(Expense)	15,390	-

Provision for income taxes	-	-

Net loss	(530,157)	(133,583)

Less: net loss attributable to noncontrolling interest	7,384	-

Net loss attributable to Flower Turbines, Inc.	(522,773)	(133,583)

Foreign currency translation loss	(922)	-

Other comprehensive loss	$(523,695)	$(133,583)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2019 and 2018

	Members' Equity		Common Stock
	Membership Units	Members' Equity	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

Balance at January 1, 2018	750,000	$(10,191)	-	$-	$-	$-	$-	$-
Contributions	-	14,850	-	-	-	-	-	-
Distributions	-	(1,000)	-	-	-	-	-	-
Issuance of membership units - Regulation CF	23,286	232,856	-	-	-	-	-	-
Net loss	-	(133,583)	-	-	-	-	-	-
Balance at December 31, 2018	773,286	102,932	-	-	-	-	-	-

Issuance of membership units - Regulation CF	84,250	836,697	-	-	-	-	-	-
Offering costs	-	(116,421)	-	-	-	-	-	-
Conversion to corporation	(857,536)	(823,208)	857,536	86	1,553,604	(730,482)	-	823,208
Net loss	-	-	-	-	-	(522,773)	(922)	(523,695)
Balance at December 31, 2019	-	$-	857,536	$86	$1,553,604	$(1,253,255)	$(922)	$299,513

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2019 and 2018

	2019	2018
Cash Flows From Operating Activities
Net loss	$(522,773)	$(133,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	74	-
Loss attributable to noncontrolling interest	(7,384)	-
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses	(21,047)	(780)
(Increase)/Decrease in other assets	(2,694)	-
Increase/(Decrease) in accounts payable	19,598	(869)
Increase/(Decrease) in accrued expenses	1,725	-
Increase/(Decrease) in deferred revenue	6,448	-
Net Cash Used In Operating Activities	(526,053)	(135,232)

Cash Flows From Investing Activities
Proceeds from/(purchase of) property of equipment	(2,228)	-
Net Cash Used In Investing Activities	(2,228)	-

Cash Flows From Financing Activities
Proceeds from capital contributions	-	14,850
Distributions	-	(1,000)
Proceeds from notes payable	56,135	-
Advances to related party	(2,171)	-
Proceeds from issuance of member units	764,005	214,609
Offering costs	(96,934)	(19,487)
Net Cash Provided By Financing Activities	721,035	208,972

Cash effects of foreign currency translation loss	(922)	-

Net Change In Cash	191,832	73,740

Cash at Beginning of Period	74,764	1,024
Cash at End of Period	$266,596	$74,764

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,523	$-
Cash paid for income taxes	$-	$-

	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Flower Turbines, Inc. and subsidiary (collectively the “Company”), is a corporation formed under the laws of Delaware. The Company was originally incorporated as a New York limited liability company on September 25, 2013 under the name Flower Turbines, LLC. The LLC converted to a Delaware corporation on December 26, 2019. The Company develops unique designs for wind turbines. On March 27, 2019 Flower Turbines B.V. (the “Subsidiary”) was formed in the Netherlands. Flower Turbines B.V. is a majority owned subsidiary (92%) of the Company and was formed for the sale, installation, and development of sustainable energy solutions inside and outside of the Netherlands and the northern region of Europe.

As of December 31, 2019, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of development activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Flower Turbines, Inc., along with its majority owned subsidiary, Flower Turbines B.V. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiary.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives (5 years). The Company’s property and equipment is assessed annually for indications of impairment. The Company’s property and equipment are recorded at cost of $2,228 and are presented net of accumulated depreciation of $74 as of December 31, 2019. Depreciation expense of $74 was recorded for the year ended December 31, 2019.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of the offering. Deferred offerings costs of $0 and $19,487 are capitalized to the balance sheet as of December 31, 2019 and 2018, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit- worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited. As of December 31, 2019 and 2018, the Company held no funds in excess of FDIC insurance limits.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  Once the Company has commenced operations, it will recognize revenue in accordance with FASB ASC 606, Revenue From Contracts with Customers when they fulfill their performance obligations as identified in individual contracts with customers.

Research and Development

The Company expenses research and development costs when incurred.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until December 26, 2019, at which time the LLC was converted to a corporation, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the December 26, 2019 conversion to a corporation, the Company was taxed as a corporation. The Company used its estimated combined effective tax rate of approximately 26% from Federal and New York tax rates to derive a net deferred tax asset of $0 as of December 31, 2019. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforward before it begins to expire, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero. The Company files U.S. federal and state income tax returns. The 2019 tax returns have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2019, the foreign currency translation loss was $922.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated revenues or profits since inception, has sustained net losses of $523,695 and $133,583 for the years ended December 31, 2019 and 2018, respectively, and has negative cash flows from operations for the years ended December 31, 2019 and 2018, respectively.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy it liquidity needs through a Regulation Crowdfunding offering in 2020 and has commenced taking deposits on orders of its products during 2019 to fund operations. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’/STOCKHOLDERS’ EQUITY

Capital Structure

The Company was originally incorporated as a New York limited liability company. The membership interests in such and associated members’ equity were applied to stockholders’ equity and the members were issued common stock in the corporation in exchange for their membership interests in the LLC. Upon conversion to a Delaware corporation in December 2019, the Company authorized 2,500,000 shares of common stock at $0.0001 par value. As of December 31, 2019, 856,956 shares of common stock were issued and outstanding.

Stock and Membership Units

In 2019, the Company had raised $836,697 through issuance of its membership units pursuant to an offering under Regulation Crowdfunding, where 83,670 units were issued at $10.00 per unit. In 2018, the Company had raised $232,856 through issuance of its membership units pursuant to an offering under Regulation Crowdfunding, where 23,286 units were issued at $10.00 per unit. As of December 31, 2019 and 2018, there was $90,939 and $18,247 of funds held in escrow, respectively, related to these issuances. Direct offering costs related to its financing activities totaled $116,421 for the year ended December 31, 2019.

During the year ended December 31, 2019, the Company sold 8% interest in the subsidiary and recorded a gain on the sale of the subsidiary totaled $16,913.

The founding member and manager contributed $0 and $14,850 and was distributed $0 and $1,000 during the years ended December 31, 2019 and 2018, respectively. In 2018, the Company increased the number of authorized units from 750,000 to 1,000,000. As of December 31, 2018, the Company had 773,286 membership units issued and outstanding.

NOTE 5: OPERATING LEASES

Effective July 2017, the Company entered into a lease agreement for a car. The lease term commenced July 2017 and is scheduled to expire after 60 months, in June 2022. Monthly lease obligations under the lease are $271 per month.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

The Company entered into a lease agreement for office space. The lease term commenced November 1, 2019 and expires on October 31, 2020. Monthly lease obligations under the lease are $1,039 per month. Lease expense for the years ended December 31, 2019 and 2018 totaled $5,330 and $3,252, respectively.

Future minimum lease payments under the Company’s outstanding leases are as follows as of December 31, 2019:

2020	$13,642
2021	3,252
2022	1,626
$18,520

NOTE 6: RELATED PARTY TRANSACTIONS

During 2019, the Company advanced funds to the founder of the Company. As of December 31, 2019, the balance due from the stockholder under the arrangement was $2,171. The advance bears no interest and has no maturity date. The founder of the Company was paid $50,000 for consultant services for the year ended December 31, 2019.

NOTE 7:  LOANS PAYABLE

On November 4, 2019 the Subsidiary entered into a loan agreement with a bank for total principal of $56,134. Loan A is for principal of $28,068 and bears interest at 7.5%. The loan requires monthly interest payments for 84 months with a final balloon payment on the maturity date. Loan B is for principal of $28,067, bears interest at a 7.5% fixed rate. The loan requires interest only payments for the first 24 months, followed by principal and interest payments of $468 for the next 60 months, followed by a balloon payment on the last day of the loans. Loans A and B are unsecured. Interest expense for these loans totaled $677 and $0 the years ending December 31, 2019 and 2018, respectively. Total unpaid principal balance was $56,135 and $0 as of December 31, 2019 and 2018, respectively.

Future minimum principal payments under the loans are as follows as of December 31:

2020	$-
2021	-
2022	3,676
2023	3,962
2024	4,269
Thereafter	44,228
Total	$56,135

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the years then ended

The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: SUBSEQUENT EVENTS

Subsequent Events

Flower Turbines B.V. is a party to an Employment Agreement with Mr. Osinga. The employment agreement has a term of one year, which commenced January 1, 2020, and provides for a monthly base salary of €6,000. The Company also agreed that Mr. Osinga shall receive a commission equal to 5% of the total revenue generated in Europe, above €150,000. The Company agreed that if they were able to generate €500,000 or more in revenue in Europe during 2020, the Company shall issue Mr. Osinga an additional number of shares of Flower Turbines B.V. equal to 3% of the outstanding share capital.

On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, of which €11,250 was paid prior to the closing, and the remaining balance of €33,750 shall be paid in three equal installments of €11,250 on July 1, 2020, October 1, 2020 and January 1, 2021. At the time of the repurchase, Mr. Osinga, our Regional Director EU served as a laison for PortXL Netherlands B.V.

Crowdfunding Campaign

In 2020, the Company initiated a Regulation CF crowdfunding campaign. As of September 9, 2020, $618,000 has been raised and 20,618 of common shares were issued.

Global Pandemic

The continued spread of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential impacts on its business and financing. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations, and business and those of the third parties on which we rely.

Management’s Evaluation

The Company has evaluated subsequent events through September 9, 2020, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

See accompanying Independent Auditor’s Report

Part III

EXHIBITS

1	Posting Agreement with StartEngine Crowdfunding, Inc.*

2.1	Certificate of Incorporation*

2.2	Bylaws*

4	Form of Subscription Agreement*

6.1	StartEngine Secure Services Agreement*

6.2	Employment Agreement with Greg Osinga*

6.3	License Agreement with Dr. Mark Daniel Farb*

6.4	IP Assignment Agreement*

6.5	Escrow Services Agreement*

8	Escrow Agreement*

11	Consent of Fruci & Associates II, PLLC*

12	Opinion of Alliance Legal Partners, Inc.*

*Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence, State of New York, on September 30, 2020.

FLOWER TURBINES, INC.

By	/s/ Mark Daniel Farb
	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

Dated: